Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

Omaha, Nebraska

November 18, 2016

CONTACT:   Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Extends Maturity of Unsecured Line of Credit Commitment With Lead Participant, Bankers Trust Company

Omaha, Nebraska – On November 14, 2016, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) entered into a Third Amendment to Credit Agreement (the “Third Amendment”) with Bankers Trust Company (“Bankers Trust”) which modifies certain provisions of the Credit Agreement executed between the Partnership and Bankers Trust on May 14, 2015, as amended by the First Amendment to Credit Agreement (the “First Amendment”) dated January 7, 2016 and the Second Amendment to Credit Agreement (the “Second Amendment”) dated February 10, 2016 (the “Credit Agreement).  These modifications revised the definition of “Market Value of Assets” and extended the maturity date of the Partnership’s $50 million Unsecured Line of Credit to May 14, 2018.

“The extension of the maturity date of the Partnership’s $50 million Unsecured Line of Credit with Bankers Trust demonstrates their continued confidence in the Partnership’s performance,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.  “This will continue to provide additional liquidity options which will allow us to execute on the strategic initiatives of the Partnership”.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 and as filed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.